Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

Stage Stores Reports June Sales

Updates Second Quarter and Full Year Guidance

Announces Participation at CIBC World Markets Fourth Annual Consumer Growth Conference

HOUSTON, TX, July 8, 2004 - Stage Stores, Inc. (Nasdaq: STGS) today reported that total sales for the five-week period ended July 3, 2004 increased 38.6% to $100.1 million from $72.2 million in the prior year five-week period ended July 5, 2003. Comparable store sales decreased 2.5% versus a decrease of 2.7% last year. The Company noted that the increase in total sales resulted primarily from the inclusion of the Peebles stores in this year's results, as well from the sales generated by the 18 net new stores that have been added subsequent to June of last year.

The Company further reported that its accessories, footwear, men's, misses sportswear and special sizes departments had comparable store sales increases during the month.

Jim Scarborough, Chairman, President and Chief Executive Officer, commented, "Our results for the five-week June period were impacted by unseasonably cool weather and torrential rains that persisted in our South Central market area over the last half of the month. Although we are disappointed with our June sales performance, we believe that the factors affecting our business were external and short term in nature. As a result of our lower than anticipated June sales, our focus during July will be on the timely liquidation of our spring and summer goods. Accordingly, we will increase our markdown activity during the remainder of the quarter."

The Company currently anticipates that revenues for the second quarter will be in a range of $277 to $281 million, which envisions a comparable store sales decline in the low to mid single digit range. The Company anticipates that its net income for the second

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Stage Stores Reports June Sales;

Updates Guidance

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quarter will be in a range of $5.6 to $6.8 million, or $0.28 to $0.34 per diluted share, using an estimated diluted share count of 20.1 million shares. It should be noted that the Company's sales and earnings outlook for the quarter reflects the significant negative impact of the calendar shift in the Texas sales tax holiday weekend from the second quarter of last year to the third quarter of this year.

The Company stated that, among other things, its revised guidance for the second quarter reflects a shift in the timing of markdowns in its Peebles division from the third to the second quarter, which accounts for approximately $0.10 of the total anticipated reduction in diluted earnings per share from its initial guidance for the period. As a result, the Company expects an improvement of the same amount in its third quarter earnings.

The Company currently anticipates that revenues for fiscal 2004 will be in a range of $1,225 to $1,243 million, which envisions a comparable store sales increase in the low to mid single digit range for the last two quarters of the year. The Company anticipates that its net income for fiscal 2004 will be in a range of $54.0 to $58.0 million, or $2.70 to $2.90 per diluted share, using an estimated diluted share count of 20.0 million shares.

SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2004	2003*	2004	2003
1st Quarter	4.5%	(6.8)%	$289.7	$198.0
May	1.0	(5.4)	90.6	65.0
June	(2.5)	(2.7)	100.1	72.2
2nd Qtr-To-Date	(0.9)	(4.0)	190.7	137.2
Year-To-Date	2.3	(5.6)	480.4	335.2

*2003 actual results are restated to include Peebles' comparable store sales.

CIBC World Markets Fourth Annual Consumer Growth Conference

The Company also announced today that management will make a presentation at the CIBC World Markets Fourth Annual Consumer Growth Conference on Wednesday, July 14, 2004 at 2:20 p.m. Eastern Time. The conference is being held at the Four Seasons Hotel in Boston, Massachusetts.

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Stage Stores Reports June Sales;

Updates Guidance

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A live webcast of the presentation will be available. To access the webcast, log on to the Company's web site at www.stagestoresinc.com and then click on Investor Relations, then Webcasts, then the webcast link. A replay of the presentation will be available for 30 days following the conference.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 516 stores located in 27 states. The Company operates under the Stage, Bealls and Palais Royal names throughout the South Central states, and under the Peebles name throughout the Mid-Atlantic, Southeastern and Midwestern states. For more information about Stage Stores, visit the Company's web site at www.stagestoresinc.com.

"Safe Harbor" Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company's belief that the factors currently impacting its business are external and short term in nature, as well as comments regarding the Company's outlook and expectations for the second quarter of the 2004 fiscal year, the last two quarters of the 2004 fiscal year and for the full 2004 fiscal year. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "could", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 15, 2004, in the Company's Quarterly Reports on Form 10-Q as filed with the SEC and other factors as may periodically be described in other Company filings with the SEC.

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